Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-266219) of our report dated May 15, 2026, with respect to the consolidated financial statements of China Natural Resources, Inc. included in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ HYYH CPA. LLC

HYYH CPA. LLC

Baltimore, Maryland

May 15, 2026